Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kimberly Kraemer

Sr. Director, Corporate Communications

and Investor Relations

Tercica, Inc.

650-624-4949

kkraemer@tercica.com

Tercica Submits New Drug Application for Increlex™

as a Treatment for Short Stature Caused by Primary IGF-1 Deficiency

South San Francisco, CA – February 28, 2005 – Tercica, Inc. (NASDAQ: TRCA) announced today that it has submitted a New Drug Application (NDA) in the electronic Common Technical Document (eCTD) format to the U.S. Food and Drug Administration (FDA) to market Increlex™ (mecasermin [rDNA origin] injection), recombinant human Insulin-like Growth Factor-1 (rhIGF-1), for the long term treatment of growth failure in children with a severe form of primary IGF-1 deficiency (Primary IGFD).

Insulin-like Growth Factor-1 (IGF-1) is the principal hormone necessary for statural growth. IGF-1 is released in response to stimulation by growth hormone. Primary IGFD is a disease characterized by lack of IGF-1 production in the presence of normal or elevated levels of endogenous growth hormone. Primary IGFD afflicts an estimated 30,000 children evaluated for short stature in the United States. Approximately 6,000 children suffer from a more severe form of this disease, called Severe Primary IGFD, and could become eligible for Increlex therapy if approved by the FDA.

“This NDA submission represents a significant achievement for Tercica, which could lead to an important advance for the pediatric endocrine community,” said John Scarlett, M.D., President and Chief Executive Officer of Tercica. “For more than 30 years, physicians have had only one drug to treat children with growth failure. Increlex will give physicians a potential new, targeted therapy that may help children with non-growth hormone-deficient short stature.”

Tercica’s NDA for Increlex is based upon the results of a Phase III clinical trial of rhIGF-1 for the treatment of short stature caused by Severe Primary IGFD. Data from the study, presented in June 2004 at the 86th Annual Meeting of The Endocrine Society, demonstrated a statistically significant increase (p<0.001) in growth rate over an eight-year period in response to therapy. Compared to pre-treatment growth patterns, on average, children gained an additional inch per year for each year of therapy over the course of eight years. In addition, an analysis of safety in the study concluded that long-term treatment with rhIGF-1 appears to be well tolerated and has an acceptable safety profile. The most common adverse events were hypoglycemia, lipohypertrophy and tonsillar hypertrophy. No patients withdrew from the study due to side effects.

About Short Stature and Primary IGFD

Short stature is defined by being shorter than 97.5 percent of children of the same age and gender. Primary IGFD, a cause of short stature that is 1.5 times more common that growth hormone deficiency, is diagnosed in children who have normal or elevated secretion of endogenous growth hormone and whose height and serum IGF-1 levels are more than two standard deviations below normal. A sub-set of these children, whose height and serum IGF-1 levels are more than three standard deviations below normal, are diagnosed with Severe Primary IGFD.

Primary IGFD can be caused by abnormalities of either the growth hormone receptor or growth hormone signaling pathway. If untreated, Primary IGFD may lead, in children and adults, to a range of other metabolic disorders including lipid abnormalities, decreased bone density, obesity and insulin resistance.

About Increlex™

Tercica, Inc., acquired exclusive rights to develop, commercialize and manufacture Increlex from Genentech, Inc. Tercica is currently conducting a broad-scale Phase IIIb clinical study to evaluate the safety and efficacy of Increlex in children with Primary IGFD. These patients will have less severe disease than the patients in Tercica’s Phase III studies included in the company’s NDA.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of rhIGF-1 for the treatment of short stature and other metabolic disorders. For more information on Tercica, Primary IGFD and Increlex, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation the following: (A) that Primary IGFD afflicts an estimated 30,000 children and Severe Primary IGFD afflicts approximately 6,000 children evaluated for short stature in the United States; (B) that the approximately 6,000 children with Severe Primary IGFD could become eligible for Increlex™ therapy if approved by the FDA; and (C) that Increlex™ will give physicians a potential new, targeted therapy that may help children with non-growth hormone-deficient short stature. The forward-looking statements are subject to the following risks and uncertainties: (1) with respect to (A) above, there may be fewer children than Tercica estimates; (2) with respect to (B) and (C) above, if the FDA: refuses to file the company’s NDA, does not grant a marketing approval or grants a marketing approval covering so few patients that it is not commercially reasonable for the company to launch the product; and (3) with respect to all the forward-looking statements, including (A) (B) and (C), (i) the risky and uncertain drug development process and (ii) those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most importantly, Tercica’s Form 8-K filed on February 17, 2005 updating its Risk Factors. Tercica assumes no obligation and does not intend to update these forward-looking statements.

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